Exhibit 99.2

WP Roaming III S.à r.l. and subsidiaries

Unaudited condensed interim consolidated financial statements 31st March 2013

U.S. GAAP
Final
May 14, 2013

WP Roaming III S.à r.l. and subsidiaries
Table of contents

Page
Review Report of Independent Auditors	2
Unaudited condensed interim consolidated balance sheets	3
Unaudited condensed interim consolidated statements of operations	4
Unaudited condensed interim consolidated statements of comprehensive income (loss)	5
Unaudited condensed interim consolidated statements of changes in shareholders' deficit and redeemable non-controlling interest	6 - 7
Unaudited condensed interim consolidated statements of cash flows	8
Notes to the unaudited interim condensed consolidated financial statements	9 - 20

Review Report of Independent Auditors

To the Board of Directors and Shareholders of WP Roaming III S.à r.l.

We have reviewed the interim consolidated financial information of WP Roaming III S.a.r.l. and subsidiaries, which comprise the interim consolidated balance sheet as of March 31, 2013, and the related interim consolidated statements of operations, comprehensive income, changes in shareholders' deficit and redeemable non-controlling interest, and cash flows for the three-month periods ended March 31, 2013 and 2012.

Management's Responsibility for the Financial Information

Management is responsible for the preparation and fair presentation of the interim financial information in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in conformity with U.S. generally accepted accounting principles.

Auditor's Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG
Société Anonyme
Cabinet de révision agréé

Olivier LEMAIRE

Luxembourg, 14 May 2013

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated balance sheets
as at 31 March 2013 and 31 December 2012
(In € thousands, except share data)

	2013	2012

Assets
Current assets
Cash and cash equivalents	27,631	28,022
Accounts receivable, net of allowance of €3,525 and €3,376	26,244	27,015
Prepaid expenses	11,229	14,287
Deferred tax assets	2,573	1,598
Other receivables	9,765	6,999
Assets held for sale	6,573	6,083
Total current assets	84,015	84,004

Property and equipment, net	5,744	2,902
Capitalised software, net	11,754	11,457
Goodwill	258,647	257,907
Identifiable Intangibles, net	44,736	48,883
Deferred tax assets	9,243	9,243
Other long term assets	2,521	3,270
Total assets	416,660	417,666

Liabilities and shareholders' deficit
Current liabilities
Accounts payable	4,618	4,604
Income taxes payable	1,421	1,531
Accrued liabilities	13,667	16,247
Deferred revenues	2,917	2,522
Current portion of long term debt	371,596	369,476
Liabilities related to assets held for sale	4,703	4,502
Total current liabilities	398,922	398,882

Long term liabilities
Deferred tax liabilities	5,481	5,537
Notes payable to related parties	568,677	559,847
Total liabilities	973,080	964,266

Commitments and contingencies (note 13)
Redeemable non-controlling interest	156	156
Shareholders' deficit:
Ordinary shares €50.00 par value; 775,185 shares
(2012: 775,185 shares) authorised, issued and outstanding	38,759	38,759
Accumulated deficit	(587,649)	(580,581)
Accumulated other comprehensive loss	(7,686)	(4,934)
Total shareholders' deficit	(556,576)	(546,756)
Total liabilities and shareholders' deficit	416,660	417,666

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated statements of operations for the three months ended 31 March 2013 and 2012
(In € thousands)

	2013	2012

Revenues	29,908	33,026

Costs and expenses:
Cost of operations (excluding depreciation
and amortisation shown separately below)	10,022	8,910
Sales and marketing	3,350	3,709
General and administrative	4,953	4,110
Transaction related expenses	1,169	8
Restructuring cost	—	4,687
Depreciation and amortisation	6,029	5,845
	25,523	27,269

Operating income	4,385	5,757

Other income (expense), net:
Interest income	117	129
Interest expense	(13,993)	(14,372)
Foreign exchange gain / (loss)	2,226	(1,297)
Other, net	—	(58)
	(11,650)	(15,598)
Loss from continuing operations before income tax
and equity income in investee	(7,265)	(9,841)

Income tax (benefit) / expense	(28)	(926)
Equity income in investee	204	155

Loss from continuing operations	(7,033)	(8,760)

Discontinued operations:
Loss from discontinued operations, net of income tax (expense) /
benefit of €(7) and €(256), respectively	(35)	(2,179)

Net loss	(7,068)	(10,939)
Net loss attributable
to redeemable non-controlling interest	—	—
Net loss attributable to WP Roaming III S.à r.l.	(7,068)	(10,939)

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated
statements of comprehensive income (loss)
for the three months ended 31 March 2013 and 2012
(In € thousands)

	2013	2012

Net loss	(7,068)	(10,939)

Other comprehensive (loss) / income (net of tax):
Foreign currency translation adjustment (1)	(2,752)	5,911
Net change in fair value of interest rate swap (2)	—	(170)
Other comprehensive (loss) /income	(2,752)	5,741

Comprehensive (loss) / income	(9,820)	(5,198)

Comprehensive income loss attributable to redeemable
non-controlling interest	—	—

Comprehensive (loss) / income attributable to WP Roaming III S.à r.l.	(9,820)	(5,198)

(1)	No taxes related to the foreign currency translation adjustments were recognised during the three months ended 31 March 2013 and 2012.

(2)
Net change in fair values of interest rate swap designated as a cash flow hedge are shown net of tax expenses (benefits) of €nil and €19 for the three months ended 31 March 2013 and 2012, respectively.

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated statements of changes in shareholders' deficit and redeemable non-controlling interest for the three months ended 31 March 2013
(In € thousands, except share data)

	Shareholders of WP Roaming III S.à r.l.
	Shares	Amount	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' deficit	Redeemable non-controlling interest	Net Loss
As at 1 January 2013	775,185	38,759	(580,581)	(4,934)	(546,756)	156
Net loss		—	(7,068)	—	(7,068)	—	(7,068)
Other comprehensive loss		—	—	(2,752)	(2,752)	—
As at 31 March 2013	775,185	38,759	(587,649)	(7,686)	(556,576)	156	(7,068)

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated statements of changes in shareholders' deficit and redeemable non-controlling interest for the three months ended 31 March 2012
(In € thousands, except share data)

	Shareholders of WP Roaming III S.à r.l.
	Shares	Amount	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' deficit	Redeemable non-controlling interest	Net Loss
As at 1 January 2012	177,185	8,859	(529,315)	(8,688)	(529,144)	156
Net loss		—	(10,939)	—	(10,939)	—	(10,939)
Other comprehensive income		—	—	5,741	5,741	—
As at 31 March 2012	177,185	8,859	(540,254)	(2,947)	(534,342)	156	(10,939)

WP Roaming III S.à r.l. and subsidiaries
Unaudited condensed interim consolidated statements of cash flows for the three months ended 31 March 2013 and 2012
(In € thousands)

	2013	2012

Cash flows from operating activities
Net loss	(7,068)	(10,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortisation	6,029	5,845
Amortisation of deferred debt issuance costs	570	465
Interest accrued on notes to related parties	8,830	8,261
Provision for doubtful accounts	137	(218)
Change in fair value of interest rate swap	—	(170)
Equity income in investee	(204)	(155)
Deferred income tax (benefit) / expense	(1,031)	(1,281)
Changes in operating assets and liabilities, net of
acquisitions:
Accounts receivable, prepaid expenses and other receivables	1,462	(4,167)
Income taxes payable	(110)	(2,196)
Accounts payable, accrued liabilities and other current liabilities	(1,970)	779
Net cash provided by operating activities	6,645	(3,775)

Cash flows from investing activities
Capitalisation of internal use software costs	(1,500)	(901)
Purchase of property and equipment	(3,526)	—
Net cash used in investing activities	(5,026)	(901)

Effect of exchange rates on cash	(1,725)	4,635

Net (decrease) / increase in cash	(106)	(41)
Cash and cash equivalents, beginning of the period	28,469	31,433
Cash and cash equivalents, end of the period	28,363	31,392

Cash and cash equivalents at the end of the period attributable to:
Continuing operations	27,631	31,103
Discontinued operations	732	289
	28,363	31,392
Supplemental disclosure of cash flow information:
Interest paid	—	—
Income taxes paid	—	—

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

1.	Corporate information

1.1	General information

WP Roaming III S.à r.l. (the “Company”) is domiciled in Luxembourg and was incorporated on 29 June 2005. The unaudited condensed interim consolidated financial statements of the Company for the three months ended 31 March 2013 comprise the Company and its subsidiaries and equity investment (together referred to as the “Group”).

The registered address of the Company is 15, Rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg and the registration number is B 109 535.

The Company is a wholly-owned subsidiary of WP Roaming S.à r.l. The Group's ultimate parent is WP Roaming IV S.à r.l., and the ultimate shareholders are funds managed by Warburg Pincus International Partners L.P., Warburg Pincus Private Equity IX L.P. and Warburg Pincus (Bermuda) Private Equity IX L.P (together referred to as the “Warburg Pincus”).

The Group provides inter-operator billing services to mobile and fixed network telecommunication operators worldwide, and electronic data interchange (EDI) and eBusiness integration services in the Scandinavian market. This activity was acquired by the Group on 11 August 2005, when the Group acquired Advent Midas 1 (Cayman) Limited, and the Group expanded with the 2007 purchase of the Cibernet Group. The Group also provides outsourced solutions for mobile data. This activity was acquired by the Group on 10 February 2006, with the acquisition of the End2End sub-group.

From 1 July 2009, the Group abandoned its activity in Mobile Content services which was originally part of the End2End sub-group. The Mobile Content applications activity continues.

On 27 September 2011, the Group decided to dispose of the purchase to pay/eProcurement (PtP), a significant line of business within Evenex reporting unit, and therefore classified its assets as held for sale as at 31 December 2011.

On 3 July 2012, the Group announced a strategic move to expand its global reach and scale. Syniverse Holdings, Inc. (Syniverse), a U.S. based group, signed a definitive agreement on 30 June 2012 to acquire the Group for €172,662, subject to adjustment, plus €250 per month from 31 December 2011 through the closing date (the “Transaction”). The purchase agreement reflects a “locked box” approach, such that Syniverse will acquire the Group with economic effect from 31 December 2011. Syniverse Holdings, Inc. also paid a deposit of €30,000 to the Group's parent. The transaction is subject to regulatory approval.

As a pre-completion undertaking of the proposed acquisition of the Group by Syniverse Holdings, Inc. both parties are engaged presently with various regulatory reviews, most notably with the European Commission (the “EC”). Reviews are also on-going in Brazil, Colombia, Ukraine and Jersey. The EC initiated a Phase II investigation under the EC process on 3 January 2013 with a focus on three of the parties' mutual market areas (GSM DC services, FC services for Roaming, and NRTRDE). On 6 March 2013 the EC issued a Statement of Objections (the “SO”) in relation to the proposed transaction based on its assessment of the negative competitive impact in two market areas (GSM DC services and NRTRDE). The parties have been engaged with the EC in relation to potential structural solutions which they believe should satisfy the issues raised within the SO and enable the transaction to be approved. To this end formal Commitments have been re-submitted by Syniverse on 19 April 2013 to the EC and are now pending formal review and resolution by the EC. Both the Group and Syniverse Holdings, Inc. continue to target completion of the transaction in accordance with the terms of the Sale and Purchase Agreement dated 30 June 2012.

As part of the Transaction, Management agreed to dispose of the entire Evenex reporting unit (Evenex) that includes both the multi enterprise B2B integration (B2Bi) and PtP lines of business. The Evenex disposition will occur prior to closing the Transaction. The results of operations of Evenex are presented as discontinued operations for the three months ended 31 March 2013 and 2012. Evenex's assets and related liabilities are classified as held for sale in the consolidated statement of financial position as at 31 March 2013 and 31 December 2012. See note 6 for further details.

1.2	Going concern

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

During the three months ended 31 March 2013 the Group incurred significant losses of €7,068 and, as at 31 March 2013, has negative total equity of €556,576.

As disclosed in note 7, the Group is required to comply with certain financial covenants under the Senior Loan Facility agreement. A breach of those covenants would result in the Senior Loan Facility being repayable on demand and would affect the Group's ability to continue as a going concern. On 13 July 2012, the Group obtained a waiver of the covenants from the lenders until 30 June 2013 by which date the Transaction is expected to complete.

The Group is expecting a change in control in 2013 that when effected, will result in the restructuring of the Group's financing. Therefore, these financial statements have been prepared on the going concern basis.

However, in the case the Transaction is not completed by 30 June 2013, it is possible that the Group will be in technical breach of its leverage covenant at that date after the waiver lapsed. In the event of transaction non-completion, the ultimate balance sheet position of the Group will depend on various scenarios which could enable to Group to meet its leverage covenant, including (but not limited to) potential asset disposals which are accretive against its leverage obligation. In the event that it is not able to satisfy its leverage covenant and noting the Group's history of reaching negotiated settlement with its lenders on technical covenant issues, the Board believes that that it will be able to successfully renegotiate the terms of conditions with the lenders. Notwithstanding this view, any failure to ensure Transaction completion may be deemed to create substantial doubt about the ability of the Group to continue as a going concern.

2.	Summary of significant accounting policies

2.1	Basis of preparation

The accompanying unaudited condensed interim consolidated financial statements include the accounts of the Group. The unaudited condensed interim consolidated financial statements have been prepared in accordance with Accounting Principles Generally Accepted in the United States (“U.S. GAAP”) for interim financial information and on a basis that is consistent with the accounting principles applied in our audited financial statements for the fiscal year ended 31 December 2012 (the “2012 financial statements”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the 2012 financial statements. Operating results for the interim periods noted herein are not necessarily indicative of the results that may be achieved for a full year.

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

2.2	Principles of consolidation

The unaudited condensed consolidated financial statements comprise the financial statements of the Company and entities controlled by the Company (its Subsidiaries) as at 31 March 2013. Intercompany transactions and balances have been eliminated.

2.3	Use of estimates

We prepare our financial statements using U.S. GAAP, which require Management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the period. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Group's estimates.

2.4	Revenue recognition

The majority of revenues are transaction based charges under long term contracts with telecom operators. From time-to-time, if a contract expires and a new contract has not been negotiated or renewed with the customer, services continue to be provided under the terms of the expired contract on a month-to-month billing schedule as new agreements or renewals are negotiated.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

2.4.1. Technology interoperability services

Technology interoperability services primarily generate revenues by charging processing fees per transaction. For wireless roaming clearinghouse, SMS/MMS services, Near Real Time Roaming Data Exchange services, Inter-Standard Roaming solutions and Mobile Data Roaming services, revenues vary based on the number or size of data/messaging records provided by customers for aggregation, translation and distribution among operators. Revenues are recognised at the time the transactions are processed. Incremental customer-specific revenues related to customer implementations are deferred and recognised on a straight-line basis over the expected customer life or initial contract period.

2.4.2. Financial clearing house and settlement services

The majority of settlement revenues are based on the number of roaming agreements managed on the customers' behalf, and the income derived from financial clearing bank accounts. Revenues are recognised at the time the services are performed.

2.4.3. Global interworking services, SMS routing

Revenues on Application to Person (“A2P”) and Person to Person (“P2P”) SMSs are generated by charging processing fees per transaction and monthly fees. The processing fees per transaction are based on the delivery of messages generated by wireless subscribers. These revenues are invoiced and recognised at the time the transactions are processed.

2.5	Seasonality

Generally, there is a seasonal increase in wireless roaming usage and corresponding revenues in the high-travel months of our second and third fiscal quarters.

2.6	Accumulated other comprehensive loss

Accumulated other comprehensive loss is comprised of changes in our currency translation adjustment account, net of tax and changes in the fair value of our interest rate swap, net of tax.

Details of accumulated other comprehensive loss for the periods ended 31 March 2013 and 2012 are provided in the table below.

	Foreign Currency Translation Gain (Loss)	Net Change in Fair Value of Cash Flow Hedges	Total

As at 1 January 2013	(4,934)	—	(4,934)
Changes	(2,752)	—	(2,752)
As at 31 March 2013	(7,686)	—	(7,686)

As at 1 January 2012	(8,595)	(93)	(8,688)
Changes	5,911	(170)	5,741
As at 31 March 2012	(2,684)	(263)	(2,947)

3.	Recent accounting pronouncements

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

The Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) 2012-02 relating to assessing goodwill impairment. Under the new guidance, a company is permitted to make a qualitative assessment of whether goodwill impairment exists before applying the two-step goodwill impairment test. If the conclusion from the qualitative assessment is that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the company would be required to conduct the current two-step goodwill impairment test. Otherwise, it would not need to apply the two-step test.

This new guidance became effective for fiscal year beginning after September 15, 2012 and the Group is currently assessing the impact on its future goodwill impairment testing.

4.	Transaction related expenses

During the three months ended 31 March 2013 and 2012, Group incurred legal and advisory costs of €1,169 and €8, respectively, in relation to the acquisition by Syniverse, described in Note 1.1. These expenses are presented as transaction related expenses in the unaudited condensed interim consolidated statement of operations. At 31 March 2013 and 31 December 2012, the Group had recognised in its accounts receivable a balance due from Syniverse of €790 and €390, respectively, related to the reimbursement of certain transaction related expenses.

5.	Restructuring costs

In January 2012, the Group announced and initiated a restructuring plan intended to improve efficiency in managing MACH's operations, and decrease the complexity of MACH's global organisation and management structures in order to create financial flexibility to invest in MACH's revenue drivers and strategic programs and ensure rapid launch and delivery of new managed services at a higher quality level (the “2012 restructuring plan”).    In the fourth quarter 2010, the Group announced and initiated a restructuring plan intended to recognise the core business of the Group including geographical realignment of resources and functions, the plan continued during 2011 (the “2011 and 2010 restructuring plan”).

For the three months ended 31 March 2013 and year ended 31 December 2012, we had the following activity in our restructuring accrual:

Restructuring activity

As at 1 January 2012	80
2011 and 2010 restructuring plan, redundancy costs - charges	—
2011 and 2010 restructuring plan, redundancy costs - payments	(80)
2012 restructuring plan, redundancy costs - charges	2,420
2012 restructuring plan, redundancy costs - payments	(1,072)
2012 restructuring plan, lease termination - charges	1,249
2012 restructuring plan, lease termination - payments	(1,199)
As at 31 December 2012	1,398
2012 restructuring plan, redundancy costs - charges	—
2012 restructuring plan, redundancy costs - payments	(875)
2012 restructuring plan, lease termination - charges	—
2012 restructuring plan, lease termination - payments	(50)
As at 31 March 2013	473

The 2012 plan includes expenses for the redundancy of approximately 61 employees and closure of the office in Denmark.

During the three months ended 31 March 2013 and 2012, restructuring charges related to continuing operations were €nil and €4,687, respectively. During the three months ended 31 March 2013 and 2012, restructuring charges related to the discontinued operations of Evenex were €nil and €35, respectively.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

Prior to the year end, the Group revisited its estimate and reduced the restructuring provision amount, in total, by €1,190.

6.	Discontinued operations

Evenex - In June 2012, as part of the Syniverse acquisition of the Group (note 1.1), Management agreed to dispose of the entire Evenex reporting unit (two lines of business including PtP and B2Bi) before the acquisition is completed. As a result, Evenex is presented as discontinued operation for three months ended 31 March 2013 and 2012.

A summary of the operating results for the Evenex discontinued operation is provided in the table below.

	For the three months
	31 March
	2013	2012

Revenue	4,434	4,501
(Loss) / profit before provision for income tax	(28)	(1,923)
Income tax (expense) / benefit	(7)	(256)
Net (loss) / profit from discontinued operations	(35)	(2,179)

As at 31 March 2013 and 31 December 2012, assets and liabilities classified as held for sale include assets and liabilities related to the entire Evenex reporting unit. Details of assets and liabilities classified as held for sale are provided in the tables below.

	31 March	31 December
	2,013	2,012
Assets
Cash and cash equivalents	732	447
Accounts receivable, net	2,077	1,898
Prepaid expenses	405	331
Other receivables	2,353	2,188
Property and equipment, net	608	653
Capitalised software, net	398	566
Total assets classified as held for sale	6,573	6,083

Liabilities
Accounts payable	731	1,120
Deferred Income	2,429	2,593
Accrued liabilities	1,543	789
Total liabilities classified as held for sale	4,703	4,502

The loss after tax from discontinued operations is fully attributable to the Company's equity owners.

7.	Debt

Details of debt are provided in the table below.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

	31 March	31 December
	2013	2012

Senior loan facility denominated in U.S. dollars	62,729	60,844
Senior loan facility denominated in Euros	308,867	308,632
Total debt	371,596	369,476
Less: current portion	(371,596)	(369,476)
Total long term debt	—	—

The Group incurred issuance costs associated with the senior loan facility. The Group amortises these costs to interest expense using the effective interest method over the term of the debt.

Amortisation expense for the three months ended 31 March 2013 and 2012 was €570 and €465, respectively. The deferred issuance costs are included in the prepaid expenses line on the unaudited condensed interim consolidated balance sheets.

The Group must comply with contractually defined covenant ratios regarding earnings, cash flows and borrowings and capital expenditure. In July 2012, the Group paid a €2,150 fee to obtain a waiver from the covenants compliance from the lenders until 30 June 2013, by which date the sale of the Group to Syniverse as described in note 1.1 is expected to complete. The waiver fee was included in debt issuance costs and is amortised using the effective interest method to the contractual maturity of the debt.

The Senior Loan Facility is secured by substantially all the assets of the Group. The Senior Loan Facility becomes mandatorily repayable in full upon change of control.

In the absence of further negotiations, repayment of the Senior Loan Facility will be triggered by the expiration of the covenants compliance waiver on 30 June 2013, at which time we believe it is likely that we will be in default of our covenants. As a result, the Senior Loan Facility and the related debt issuance costs have been reclassified to current liabilities and current assets, respectively, at 31 March 2013 and 31 December 2012.

The interest charge under the Senior Loan Facility during the three months ended 31 March 2013 and 2012 was €4,359 and €6,775, respectively.

8.	Notes to related parties

Details of notes to related parties are provided in the table below.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

	31 March	31 December
	2013	2012

CPEC
Proceeds from issuance	253,001	253,001
Accumulated interest	9,727	9,400
	262,728	262,401
PEC
Proceeds from issuance	124,622	124,622
Accumulated interest	86,760	83,825
	211,382	208,447
SPEC
Proceeds from issuance	47,500	47,500
Accumulated interest	47,067	41,499
	94,567	88,999

Total notes to related parties	568,677	559,847

The Convertible notes (CPEC) and Notes to related parties (PEC and SPEC) were issued to the ultimate equity parent as part of funding structure of the Group. The instruments have a contractual 49-year maturity, but are repayable on demand as described below. However, they are subordinated to the Senior Loan Facility described in note 7, which includes a clause preventing the reimbursement of the notes prior to the reimbursement of the Senior Loan Facility. Accordingly Management has classified these instruments as non-current liabilities.

8.1	Convertible Preferred Equity Certificates

The convertible notes shall be convertible into conversion shares at the option of the Company, provided that it must obtain the prior consent of the holders which shall be entitled to refuse the conversion and require that the convertible notes be repurchased at the highest of the ordinary or at the optional repurchase price. The ordinary repurchase price corresponds to the price equal to the par value of each outstanding convertible note. The optional repurchase price shall be, at any time, the sum of the market value, on a fully diluted basis, of the conversion shares into which the convertible notes would have been convertible plus any accrued yield that is unpaid at the date on which the optional repurchase price is exercised. The Group estimates that the redemption price (corresponding to the optional repurchase price) equals the ordinary repurchase price as at 31 March 2013.

The convertible notes can be converted into equity at the discretion of the note holder. As long as the notes are not converted into equity or repurchased the convertible notes bear an annual interest rate of 0.5188% and the maturity date is the 49th anniversary from the date of the issuance.

The convertible notes - with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution - rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts whether secured or unsecured).

The interest charge under convertible preferred equity certificates (CPEC) during the three months ended 31 March 2013 and 2012 was €327 and €328, respectively.

8.2	Preferred Equity Certificates

The preferred equity certificates (PECs) are non-convertible and were issued between 2005 and 2008. They have a term of 49 years but can be repurchased earlier pursuant to certain conditions. The PECs bear an interest rate of 9.44%.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

The PECs, with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution, rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts and mezzanine debts whether secured or unsecured).

The interest charge relating to PECs during the three months ended 31 March 2013 and 2012 was €2,935 and €2,942, respectively.

8.3	Senior Preferred Equity Certificates

The Senior PEC were issued in 2010 as part of the refinancing described in note 7 for €47,500, bearing an interest rate of 25.09% per year for 49 years maturing in 2059.

The Senior PEC with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution, rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts and mezzanine debts whether secured or unsecured).

The interest charge relating to Senior PECs during the three months ended 31 March 2013 and 2012 was €5,568 and €4,463, respectively.

9.	Ordinary shares

As of 31 December 2011, the Company's issued capital consisted of 177,185 ordinary shares at €50 each. On 24 July 2012, the Company issued an additional 598,000 ordinary shares at a price of €50 each to its sole shareholder. As of 31 March 2013 and 31 December 2012, the issued capital consisted of 775,185 ordinary shares at €50 each. The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at Company meetings.

In accordance with regulations in Luxembourg we are restricted from making distributions or paying dividends on the first €3,835 of retained earnings. The restriction relates to a net wealth tax equal to five times the amount of the net liability due for a specific year and must remain for a period of five years.

10.	Hedging activities and derivatives

In 2010, the Group entered into an interest rate swap in order to hedge the variable interest received on its Senior Loan Facility (note 7). The purpose of this transaction was to provide a hedge against the effects of changes in the interest rates on our Euro and U.S. Dollar denominated Senior Loan facility which carries a variable interest rate. The hedge effectively swapped variable rate interest expense to fixed rate interest expense, thereby reducing our exposure to interest rate fluctuations. The instruments matured on 29 June 2012.

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised liability or a firm commitment, the effective part of any gain or loss on the derivative financial instrument is recognised directly in accumulated other comprehensive income (loss). When the firm commitment results in the recognition of an asset or liability, the cumulative gain or loss is removed from accumulated other comprehensive income (loss) and recognised in the statement of operations at the same time as the hedged transaction. The ineffective part of any gain or loss is recognised in the statement of operations immediately.

11.	Fair value of financial instruments

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values at 31 March 2013 and 31 December 2012:

•	Cash and short-term deposits, accounts receivable, trade payables and other current liabilities approximate their carrying amounts largely due to the short term maturities of these instruments.

•	The fair value of the Senior Loan Facility approximates its carrying value due to the variable rate resetting on a quarterly basis and market based credit spread.

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

•
The fair value of notes to related parties is approximately €177,000 at 31 March 2013 and 31 December 2012 based on residual enterprise value stated in the sale and purchase agreement described in note 1.1.

•
The most frequently applied valuation techniques related to derivative financial instruments include forward pricing and swap models, using present value calculations. The models incorporate various inputs including the credit quality of counterparties and interest rate curves.

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:    quoted (unadjusted) prices in active markets for identical assets or liabilities;
Level 2:    other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
Level 3:    techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

Details of the Group's financial instruments measured at fair value are provided in the tables below.

	As at 31 March 2013
	Total	Level 1	Level 2	Level 3
Liabilities
Contingent consideration	1,025	—	—	1,025

	As at 31 December 2012
	Total	Level 1	Level 2	Level 3
Liabilities
Contingent consideration	1,025	—	—	1,025

During the period ending 31 March 2013 and the year ending 31 December 2012, there were no transfers between Level 1 and Level 2 fair value measurements and no transfers into and out of Level 3 fair value measurements.

12.	Income taxes

The Group is subject to income taxes of domestic and foreign operations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognised as income or expense in the period that includes the enactment date.

The change in our effective tax rate is primarily attributable to an increase in non-deductible interest charges on Senior PECs and a decrease in other non-deductible items.

As at 31 March 2013 and 31 December 2012, there were no recognised deferred tax liabilities for the withholding tax and other taxes that would be payable on the unremitted earnings of certain subsidiaries. The Group has determined that undistributed profits of its subsidiaries will not be distributed in the foreseeable future and the amount of unrecognised deferred tax liabilities on these undistributed earnings is not practicable to determine.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realised.

13.	Commitments and contingencies

13.1	Redeemable Non-controlling Interest

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

In connection with our acquisition of MACH FZ-LLC our partner and minority shareholder who holds the remaining 10% interest, was granted the right, to require us to purchase for cash all, of its shares in MACH FZ-LLC. Upon exercising this right, the market value of MACH FZ-LLC shares was to be determined by mutual agreement. In 2008 our partner exercised the option however the market value of the remaining 10% equity interest was not mutually agreed. The matter is now in arbitration in Dubai and an independent valuer is being appointed. Depending on the outcome of the arbitration, the carrying amount of Redeemable Non-controlling Interest of €156 and €156 at the end of 31 March

2013 and 31 December 2012 may differ from the fair value determined as a result of arbitration proceedings.

13.2	Legal proceedings

The Group and its subsidiaries are contingently liable with respect to lawsuits and other matters that arise in the normal course of business. As at 31 March 2013 and 31 December 2012 and 2011, we had accrued aggregate liabilities of €1,939, in accrued liabilities for all of our contingent legal matters. We believe that the currently pending legal proceedings, individually or in the aggregate, will not have a material adverse impact on our financial position, results of operations or cash flows beyond amounts that have been accrued in the financial statements, although we can make no assurances in this regard.

The Group is currently in dispute with the minority shareholder of MACH FZ-LLC in relation to:

•	The valuation of their shareholding in MACH FZ-LLC following the exercise of a put option to sell its shares to the Group as discussed above.

•
The termination of the Value Added Distributor Agreement by MACH S.à r.l. for material breach of contract. The counterparty has filed a claim for $5,680 (€4,430) plus interest under Swiss law. In relation to the termination of the Value Added Distributor Agreement, a first hearing in front of the Swiss court of Arbitrage took place in June 2011, based on which the Court is in the view that MACH may be liable for a gross amount to a maximum $1,000 (€780). The court process was delayed due to a lapse in the minority shareholder corporate registration, however, the registration was reinstated and further proceedings are expected later in 2013. An accrual of $250 (€195) was recorded as of 31 March 2013 and 31 December 2012.

The Group is currently in dispute with a third party in relation to a breach of contract claiming damages in an amount of not less than $3,000 (€2,340). Although the Group's actions are consistent with the requirements of the contract and are in line with common payment practice between companies, an accrual of €750 was recorded as of 31 March 2013 and 31 December 2012.

During 2011, a dispute arose between a client and the Group with regards to the fees applicable to rerating and repricing services rendered. In the interest of resolving the dispute, the parties decided through an agreement, without it constituting acknowledgement of any responsibility or of the legitimacy of the arguments of either party, to put an end definitively and irrevocably to their dispute with a settlement and lump sum payment. The Group agreed to pay its client a settlement in the form of a definitive payment of €1,000 split over a period of 36 months as of 1 January 2012, in return for the client's waiver of action against the Group. At 31 March 2013 and 31 December 2012, the amounts accrued were €583 and €666, respectively.

The Group is reviewing the various different written terms of business that are currently in place with customers as a result of acquisition of entities over the years and the operation of services across different jurisdictions. The review has confirmed that some of the Group's written contractual framework may not always accurately describe the arrangements which operate in practice between customer and the Group.

Based on the course of dealings with its customers to date, the Group does not expect that these disparities will lead to disputes that could have a material financial impact on the Group. However, in the unlikely event a substantial part of the Group's customers would litigate and the court would not uphold the Group's arguments, then the financial impact could be material however the amount of potential loss cannot be reasonably estimated. To further mitigate the risk, the Group is also in the process of updating and clarifying its contractual arrangements with the customers.

14.	Related parties

WP Roaming III S.à r.l. and subsidiaries
Notes to the unaudited condensed interim consolidated financial statements
(In € thousands, except share data)

14.1	Transactions with parent

The Group has issued convertible and other notes to its parent company, WP Roaming S.à r.l. For further details regarding carrying amount and interest, please refer to note 8.

15.	Subsequent events

As part of the ongoing EC regulatory review associated with the acquisition of the Group by Syniverse Holdings, Inc. formal Commitments were submitted by Syniverse on 19 April 2013. Given the timing of the submission, final review and decision of the EC in relation to the proposed transaction is expected no later than 20 June 2013. Identical Commitments have also been offered by Syniverse to the relevant regulatory in Brazil (General Superintendence of the Administrative Council for Economic Defense - CADE). In a decision published on May 3rd, the EC recommended the clearing of the acquisition of WP Roaming III Sarl (MACH) by Syniverse Holdings, Inc subject to the signing of a Merger Control Agreement. The General Superintendence recommended the approval of the ACC, which will be analysed by the Tribunal responsible for rendering the final decision.

On April 30 2013, the Group attended a hearing on the motions in relation to the third party claim raised against it for not less than $3,000 (€2,340) by a third party. The Court, being constituted of one single judge, ruled in favour of the plaintiff and against MACH. The Group's view is that the Court's ruling is limited to (a) interpreting the meaning of one specific section of the Agreement, and (b) ruling that MACH is liable to pay the third party in accordance with that interpretation and not the broader terms of the contract. The Court did not determine the amount that MACH owes to the third party as damages or enter a judgement for that amount. Upon the recommendation of MACH's external counsels involved in these proceedings, MACH is currently assessing its strategy for an appeal to the Appellate Division, which is a higher appellate court of five judges. The Group's view in relation to the ultimate outcome of the case remains unchanged.